                                                                     Exhibit 5.1
                                                                     -----------

                    [Letterhead of IDX Systems Corporation]

                                July 10, 1997


IDX Systems Corporation
1400 Shelburne Road
P.O. Box 1070
South Burlington, VT  05403

Attention:  John A. Kane, Chief Financial Officer

Dear Mr. Kane:

     I have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to an aggregate of shares of Common Stock, $.01 par value per share (the "Shares"), of IDX Systems Corporation (the "Company"), issued or issuable under the: (1) PHAMIS, Inc. Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan;
(2) PHAMIS, Inc. 1993 Combined Incentive and Nonqualified Stock Option Plan as amended through May 14, 1996; (3) PHAMIS, Inc. 1994 Nonemployee Director Stock Option Plan as amended through January 1, 1996; (4) PHAMIS, Inc. Salary Savings and Deferral Plan and Trust as amended through February 22, 1996 (the "Plans"); and (5) PHAMIS, Inc. Stock Option Agreement dated August 20, 1990 with Mr. Michael Cain (the "Agreement").

     I have examined the Second Amended and Restated Articles of Incorporation and the Second Amended and Restated By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors and stockholders of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     In examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, I am of the opinion that the Shares issuable under the Plans and the Agreement have been duly and validly authorized for issuance and, when issued against payment therefor in accordance with the terms of the Plans or the Agreement, as the case may be, will be duly issued, fully paid and non-assessable.

     I advise you that I am a member of the Bar of Vermont and that, accordingly, I express no opinion on the laws of any jurisdiction other than Vermont.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Robert W. Baker, Jr.

                              Robert W. Baker, Jr.
                              Vice President and General Counsel